DYNAMICS RESEARCH CORPORATION

                            60 Frontage Road

                     Andover,  Massachusetts  01810

               NOTICE OF  ANNUAL MEETING OF  STOCKHOLDERS

                        To Be Held April 22, 1997

To the Stockholders:

     The Annual Meeting of the stockholders of Dynamics Research Corporation will be held at 3:30 p.m. on Tuesday, April 22, 1997 on the 33rd Floor of The State Street Bank and Trust Building, 225 Franklin Street, Boston, Massachusetts, for the following purposes:

     1. To fix the number of directors for the ensuing year and to elect the Class I Director,

     2. To consider and act upon such other matters as may properly come before the meeting.

     Only stockholders of record at the close of business on March 7, 1997 will be entitled to receive notice of and to vote at the meeting.

          By order of  the Board of  Directors,

          John R. D. McClintock,
               Clerk

March 20, 1997
                           __________________


                                IMPORTANT

All stockholders are urged to complete and mail the enclosed proxy promptly whether or not you plan to attend the meeting in person. The enclosed envelope requires no postage if mailed in the U.S.A. or Canada. Stockholders attending the meeting may revoke their proxies and personally vote on all matters which are considered. It is important that your shares be voted.


                      DYNAMICS RESEARCH CORPORATION
                            60 Frontage Road
                     Andover,  Massachusetts  01810
                            _________________
                             PROXY STATEMENT
                             ______________
                     ANNUAL MEETING OF  STOCKHOLDERS
                        TO BE HELD APRIL 22, 1997
                            ________________
                                 GENERAL

     The accompanying proxy is solicited by the Board of Directors of Dynamics Research Corporation (the "Company") to be voted at the 1997 Annual Meeting of Stockholders.

     Proxies in the accompanying form will be voted as specified by the stockholders. If no specification is made, the proxy will be voted for the election of the Class I director unless authority to vote has been withheld. A proxy may only be revoked by written revocation received by the Clerk of the Company prior to the exercise thereof.

     Stockholders of record at the close of business on March 7, 1997 are entitled to notice of and to vote at the Annual Meeting. There were 5,698,325 shares of Common Stock, $.10 Par Value outstanding as of that date, each entitled to one vote.

     This proxy statement and enclosed proxy are being mailed to stockholders on or about the date of the Notice of Annual Meeting.

     The cost of solicitation of proxies will be borne by the Company. Employees of the Company may also solicit proxies by mail, telephone or personal interview.

                         ELECTION OF  DIRECTORS

     Under Massachusetts law, the Board of Directors of the Company is classified into three classes, as nearly equal in number as possible, with the term of office of one class expiring each year. The enclosed proxy will be voted to elect the person named below, unless otherwise instructed, as the Class I director for a term of three years expiring at the 2000 Annual Meeting of Stockholders or until his respective successor is elected and qualified. If the nominee should become unavailable, proxies will be voted for a substitute nominee designated by management or to fix the number of directors at a lesser number, unless instructions are given to the contrary. The current Board has no reason to expect that the nominee will become unavailable to serve.

                                                    Year First Elected
Name                 Age     Principal Occupation        A Director


     Nominees for Election as Class I Directors-
          Terms Expiring in 2000

General James P. Mullins     Executive Consultant               1991
     (USAF, ret.)      68

     Continuing Class II Directors - Terms Expiring in 1998

Francis J. Aguilar     64    Professor of  Business
                              Administration, Emeritus,         1987
                              Harvard University Graduate
                              School of Business
                              Administration

John S. Anderegg, Jr.  73     Chairman of  the Company          1955

     Continuing Class III Director - Term Expiring in 1999

Albert Rand            70     President and Chief Executive     1984
                               Officer of the Company

   The principal occupation of the above nominee and continuing directors has been that set forth above throughout the past five years.

   General Mullins is currently serving as a director. Mr. Troup is retiring from the Board.

   Dr. Aguilar is also a Director of Bowater, Inc. and Burr-Brown Corporation. Mr. Anderegg is a Director of Ivy and MacKenzie Mutual Funds, Burr-Brown Corporation and Metritape, Inc.

Board Meetings and Committees

   The Board of  Directors held five meetings during 1996.

   The Audit Committee consisting of Dr. Aguilar, General Mullins and Mr. Troup reviews with the independent auditors the financial statements and reports issued by the Company, reviews the Company's internal accounting procedures, controls and programs and makes recommendations to the Board of Directors on the engagement of the independent auditors. The Audit Committee held two meetings during 1996.

     The Compensation Committee consisting of Dr. Aguilar and General Mullins administers the 1993 Equity Incentive Plan, including the granting of options and other awards under that plan, reviews the compensation policies of the Company and approves the compensation of the officers. The Compensation Committee held two meetings during 1996.

     The Company does not have a standing nominating committee.

                         PRINCIPAL STOCKHOLDERS

Common Stock Ownership of  Certain Beneficial Owners and Management

   As of March 7, 1997, the following table shows the beneficial ownership of Common Stock of the Company by all persons or groups known by the Company to be the beneficial owners of more that 5% of its outstanding stock, based on filings with the Securities and Exchange Commission, all directors, the executive officers listed in the Summary Compensation Table and all directors and executive officers as a group:

     Name and Address         Amount and Nature of      Percent
     of  Beneficial Owner     Beneficial Ownership      of Class

John S. Anderegg, Jr                724,099(1)             12.7
     c/o Dynamics Research Corporation
     60 Frontage Road
     Andover, MA  01810
Albert Rand                         287,103(2)              5.0
     c/o Dynamics Research Corporation
     60 Frontage Road
     Andover, MA  01810
Francis J. Aguilar                   21,333(3)              *
James P. Mullins.                     5,667(4)              *
Thomas J. Troup                       5,204(5)              *
John L. Wilkinson                     8,280(6)              *
Douglas R. Potter                     25,434(7)             *
DFA Investment Dimensions
 Group, Inc                          408,912(8)             7.2
     c/o Dimensional Fund Advisors, Inc.
     1299 Ocean Avenue
     11th Floor
     Santa Monica, CA  90401
All directors and executive
 officers as a group (7 persons)   1,077,120(9)            18.9

*Less than 1% of the outstanding shares of Common Stock.

Each of the above had sole voting and investment powers except as otherwise indicated.
(1) Includes 44,168 shares held by Mr. Anderegg as custodian for his children, 64,321 shares held in the estate of Mrs. Anderegg, of which Mr. Anderegg is executor, and 17,172 shares owned by one of Mr. Anderegg's children who resides with him, as to all of which he disclaims beneficial ownership.
(2) Includes 169,717 shares which Mr. Rand has the right to acquire on exercise of stock options that are currently exercisable or will be exercisable within 60 days of March 7, 1997.
(3)     Includes 8,833 shares held in a pension plan of  which Dr.
         Aguilar has sole voting and investment powers. Includes options to purchase 3,667 shares which are currently exercisable or will be exercisable within 60 days of March 7, 1997.
(4) Includes options to purchase 3,667 shares which are currently exercisible or will be exercisable within 60 days of March 7, 1997.
(5) Includes 2,652 shares held in a trust of which Mr. Troup is trustee. Includes options to purchase 2,001 which are currently exercisable or will be exercisable within 60 days of March 7, 1997.
(6) Includes options to purchase 7,993 shares which are currently exercisable or will be exercisable within 60 days of March 7, 1997.
(7) Includes options to purchase 24,334 shares which are currently exercisable or will be exercisable within 60 days of March 7, 1997.
(8) Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 408,912 shares of Dynamics Research Corporation stock as of December 31, 1996, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional Fund Advisors Inc. services as investment manager. Dimensional disclaims beneficial ownership of all such shares. Dimensional Fund Advisors has the power to dispose of these shares and shares the power to vote
         98,595 of these shares.
(9) Includes options to purchase 207,712 shares which are exercisable within 60 days of March 7, 1997.

                    COMPENSATION AND RELATED MATTERS

Compensation of  Directors
     Directors who are not employees of the Company receive an annual fee of $20,000 for serving as directors. No additional compensation is paid to those directors who serve on a committee of the Board of Directors.
     The Company has a Deferred Compensation Plan under which non-employee directors may elect to defer their directors fees. Amounts deferred for each participant are credited to a separate account, and interest at the lowest rate at which the Company borrowed money during each quarter or, if there was no such borrowing, at the prime rate, is credited to such account quarterly. The balance in a participant's account is payable in a lump sum or in installments when the participant ceases to be a director. Dr. Aguilar deferred his 1996 director fees. Interest accrued for 1996 on such fees was $5,954.
     The 1995 Stock Option Plan for Non-Employee Directors provides for an annual grant to each director who is not an employee of the Company of an option to purchase 1,000 shares of Common Stock and an initial grant of 5,000 shares, each at an exercise price equal to fair market value on the date of grant. All options granted under this plan become exercisable in three equal installments on each of the first, second and third anniversaries of the date of grant.




Executive Compensation

                       SUMMARY COMPENSATION TABLE

     The following table summarizes the compensation paid to the President and Chief Executive Officer and each of the Company's other highly compensated executive officers (the "named executives") during or with respect to 1996, 1995, and 1994.


                                 Annual              Long Term
                              Compensation          Compensation
   Name and                                 Other      Shares     All Other
   Principal                                Annual    Underlying  Compensation
   Position      Year  Salary($) Bonus($) Compensation   ($)       ($)   (1)
                                                      Options (#)
Albert Rand      1996   235,000                                       2,375
 President &     1995   235,000                         25,000        2,250
 C.E.O.          1994   235,000                                       2,250


John S.
 Anderegg, Jr.   1996   195,000                                       2,375
 Chairman        1995   195,000                                       2,250
                 1994   195,000                                       2,250

Douglas R.
 Potter          1996   150,000                         20,000        2,250
 V.P.of Finance  1995   135,000   15,000                10,000        2,250
 C.F.O.          1994   135,000                                       1,480


John L.
 Wilkinson       1996   135,000                                       2,025
 V. P. of        1995   126,000   12,000                 6,000        2,070
 Human Resources 1994   126,000                                       1,890

     (1)  Consists of  employer's match for the 401 (K) plan.





Option Grants in 1996

     The table below shows information regarding grants of  stock options made to the named executives during fiscal 1996.  The amounts shown as potential realizable values are based on assumed annualized rates of stock price appreciation of  five percent and ten percent over the full term of  the options, pursuant to applicable Securities and Exchange Commission regulations.  John S. Anderegg, Jr., Albert
Rand, and John Wilkinson did not receive any option grants in 1996.
Actual gains, if any, on option exercises will be dependent on the future performance of  the Common Stock and overall stock market conditions.
                                             Potential Realizable
                                             Value at Assumed
                                             Annual Rates of Stock
                                             Price Appreciation for
                  Individual Grants          Option Term
                     % of  Total
                     Options
                     Granted to     Exercise
         Options     Employees      or Base
         Granted     in Fiscal      Price         Expira-
           (#)        Year          ($/Sh)      tion Date    5% ($)    10%($)
Douglas   20,000(1)    14%          6.75(2)      2/13/06     84,901   215,155
R. Potter


(1) Options become exercisable 1/3 each year, commencing on the first anniversary of the grant, with full vesting on the third anniversary.
(2) The exercise price and tax withholding obligations may be paid, at the option of the Board, by delivery of already owned shares.


             Aggregated Option Exercises In Last Fiscal Year
                    And Fiscal Year-End Option Values

     The following table presents the value of unexercised options held
by the named executives at fiscal year-end.   John S. Anderegg, Jr. did
not hold any options during 1996.

                                               Number of          Value of
                                            Shares Underlying    Unexercised
                                              Unexercised        In-the-Money
                                               Options at         Options at
           Options Exercised in 1996           12/28/96(#)      12/28/96($)(1)

              Shares Acquired     Value      Exercisable/(E)  Exercisable/(E)
              Exercisable/(E)   Realized ($) Unexercisable(U) Unexercisable(U)
   Name       on Exercise (#)

Albert Rand          --            --           169,717 E        680,864 E
                                                 16,667 U         39,584 U
Douglas R. Potter    --            --            14,333 E         74,368 E
                                                 26,667 U         87,502 U
John L. Wilkinson    --            --             5,993 E         27,686 E
                                                  4,000 U         21,000 U

(1) Based on market value at 12/28/96 of $9.375 per share less respective exercise prices.

Report of  the Compensation Committee of  the Board of  Directors

     The Compensation Committee of the Board of Directors administers the Company's executive compensation program. The committee is composed of Dr. Aguilar and General Mullins, both of whom are independent non-employee directors and who have no "interlocking" relationships as defined by the Securities and Exchange Commission. The Committee meets formally and consults informally during the year. The Committee is responsible for recommending to the Board of Directors the compensation of all the officers of the Company and for reviewing the design and effectiveness of executive compensation policies. All awards of stock options and restricted stock to the Company's employees are made by the Committee.

Compensation Philosophy and Objectives

     The Company's executive compensation program consists of base salary, potential cash bonus incentives and long-term incentives in the form of stock options. Its objectives are four-fold:

  * Provide base compensation that enables the Company to attract and retain key executives.

  * Provide executive officers with total direct remuneration which is competitive with similarly sized companies for comparable performance.

  * Reward executives for outstanding achievements which clearly benefit the Company.

  * Align the interest of the Company's executives with the long-term interests of shareholders.

     The executive compensation program provides an overall level of compensation opportunity which the Compensation Committee believes is competitive with other companies of comparable size and complexity. Actual compensation will vary with annual and long-term Company performance, as well as individual performance and longevity, and hence may be greater or less than actual compensation at other companies. The Committee uses its discretion to establish executive compensation at levels which in its judgment are warranted by external or internal factors as well as an executive's individual circumstances. In arriving at what it considers appropriate levels and components of compensation, the Compensation Committee utilizes industry compensation data provided by nationally recognized compensation information sources.

Executive Compensation Program Components

   The particular elements of the compensation program are discussed more fully below:

   Base Salary. The Committee maintains base salary levels for executives that, based on its analysis of pertinent compensation data, are competitive with other companies of comparable size and complexity.

     Base salaries of executives are determined by the potential impact of the individual on the Company and its performance, salaries paid by other companies for comparable positions, individual performance against goals and the overall performance of the Company.

   Cash Bonuses. The Compensation Committee may approve discretionary cash bonuses as a means of rewarding executives (and other employees) for significant Company and individual performance. These cash awards are not based on a specific formula; rather, they are intended to be compensation in recognition of outstanding accomplishments that result in clearly quantitative or qualitative benefit to the Company.

   Long-Term Incentives. Long-term incentives are provided in the form of stock options. The Committee and the Board of Directors believe that management's ownership of a significant equity interest in the Company aligns the long-term interests of management and shareholders and is an important incentive and contributing factor toward building shareholder value. Stock options, therefore, are granted at the market value of the common stock on date of grant. The value received by the executive from a stock option granted depends on increases in the market price of the Company's common stock during the term of the option. Consequently, the value of the compensation is proportionate to increases in shareholder value. Grants of stock options are made by the Compensation Committee in its discretion based both upon the executive's actual contribution to the Company's current performance and his expected contribution toward meeting the Company's long-term financial/strategic goals.

CEO Compensation

   Mr. Rand's base salary remained unchanged in 1996. In determining Mr. Rand's compensation for 1996, the Committee took into consideration the above described compensation philosophy, the Company's financial performance, and progress toward achieving strategic goals of growth and broadening of the Company's business. The Committee also considered information with respect to chief executive compensation for companies of comparable size in similar industries.

             The Compensation Committee
             of  the Board of  Directors:
             Francis J. Aguilar
             James P. Mullins

Performance Comparison

     The following graph illustrates the return that would have been realized (assuming reinvestment of dividends) by an investor who invested $100 on December 28, 1991 in each of (i) the Company's Common Stock, (ii) the NASDAQ Stock Market - Composite U.S. Index and (iii) a Peer Group of companies as listed below:

            Dynamics
            Research              NASDAQ           Peer
            Corporation          Composite         Group
1991           100                  100             100
1992           106                  116             125
1993           118                  134             132
1994            77                  131             149
1995           238                  185             223
1996           259                  227             333

Companies in Self- Determined Peer Group:

     Analysis & Technology Inc.        CACI International Inc.
     Comarco Inc.                      Geodynamics Corp.
     Perceptronics Inc                 Nichols Research Corp.



Severance Agreements

     The Company has severance agreements with Messrs. Anderegg and Rand. Under these agreements, the Company agrees to pay severance benefits to each such executive if his employment is terminated for any reason other than for cause (as defined in the agreements) or if the executive terminates his employment as a result of a specified justification, within two years following a change of control of the Company. A change in control includes the acquisition of 20% or more of the combined voting power of the Company's then-outstanding securities, other changes in control of a kind required to be reported by certain regulatory authorities, and certain changes in membership of the Board of Directors. Under the agreements, the executive is entitled to a severance payment equal to 299% of his average annual base salary and bonus for the two calendar years immediately prior to a change in control. In addition, the executive is entitled to certain other benefits, including the acceleration of the exercisability of outstanding stock options, continued participation for up to three years in life, accident, medical, health and other similar plans and programs in which the executive participated prior to the change in control, and the payment by the Company of any legal fees and expenses incurred as a result of such termination of employment. At the option of the executive, the payments or benefits payable under the agreement may be decreased to the extent necessary to avoid any excise taxes payable as a result of the severance benefits. Such severance payments would not be reduced for compensation received by the executive from any new employment. Under these agreements, based on the current compensation as of March 7, 1997, change of control cash severance payments would be approximately $583,050 and $702,650 for Messrs. Anderegg and Rand, respectively.

Indemnification Agreements

     The Company has indemnification agreements with each of its directors. Each indemnification agreement entitles the director to be indemnified by the Company for any liabilities and expenses incurred in connection with the defense or disposition of any legal claim or action brought or threatened against him or her by reason of (i) being or having been a director of the Company or (ii) serving or having served at the Company's request as a director of another organization or in any capacity with respect to an employee benefit plan. The indemnification agreement also requires the Company to advance payment for any expenses incurred by a director in connection with such an action. However, a director will not receive indemnification under the agreement if he or she is found not to have acted in good faith in the reasonable belief that his or her actions were in the best interest of the Company. The indemnification provided under the indemnification agreement is required whether or not an action is brought asserting that the director seeking indemnification acted unlawfully or acted to create an improper personal benefit, unless the director is actually found not to have acted in good faith in the reasonable belief that his or her actions were in the best interests of the Company. The rights under the indemnification agreement are in addition to any rights of indemnification the director may have under the Company's Articles of Incorporation or By-laws or otherwise and are not subject to any limitations which may be contained in the Company's Articles of Incorporation or By-laws.


Pension Plan

     The following table sets forth the annual benefits payable as a life annuity which would be payable under the Company's noncontributory defined benefit Pension Plan at normal retirement at age 65 to participants having the years of service and average annual earnings as indicated in the table, assuming all such participants attained age 65 in 1996:

                 ESTIMATED ANNUAL BENEFIT FOR YEAR 1996

 Average                Estimated Annual Benefit
 Annual              For Indicated Years of  Service
 Earnings        15          20         25       30 or more
$100,000      $17,309     $23,078     $28,848      $34,617
$125,000      $22,308     $29,745     $37,181      $44,617
$150,000*     $27,308     $36,411     $45,514      $54,617

     Frozen Benefit - Accrued through 12/31/93*

$175,000      $32,308     $43,078     $53,847      $64,616
$200,000      $37,308     $49,744     $62,180      $74,616
$225,000      $42,308     $56,411     $70,513      $84,616
$235,840      $44,476     $59,301     $74,126      $88,952

     *Maximum Plan Compensation for 1996 is $150,000.

     Employees are entitled to the greater of: benefit accrued through 12/31/93 (calculated on prior years wage caps) or benefit based on the new $150,000 wage cap.

     As of March 7, 1997, Messrs. Anderegg, Rand, Wilkinson and Potter had 40, 37, 15 and 3 years of service, respectively, for purposes of the Pension Plan.

     All employees of the Company, who complete a year of service, including the individuals named in the compensation table above, are eligible to earn benefits under the Pension Plan. Upon retirement the benefits under the Pension Plan vary depending upon the participant's age at retirement, years of service with the Company and average annual earnings for the five consecutive highest years of service in the ten years prior to termination. The amount of annual retirement benefits is determined by a formula which applies years of service to a basic defined benefit, which, in the case of a participant with at least 30 years of service, is .683% of the average of the 5 highest consecutive years of compensation in the last 10 years worked plus .65% of such average annual earnings which exceed Social Security Covered Compensation, but not less than (a) $60 multiplied by his or her years of service or (b) the benefit which had accrued as of December 31, 1987 under the Company's prior retirement program. Compensation reflects the amounts shown under salary in the Summary Compensation Table. The Pension Plan limits the compensation taken into account for purposes of determining the benefit under the Pension Plan to the maximum permissible under the Internal Revenue Code, which for 1996 was $150,000. Social Security
Covered Compensation means the dollar amount which represents the average of the maximum wages subject to Social Security tax for each year of the participant's working career. The benefits under the Pension Plan are payable in various annuity forms and are subject to maximum limits in certain circumstances.


            QUORUM, REQUIRED VOTES, AND METHOD OF  TABULATION

     Consistent with state law and under the Company's by-laws, a majority of the shares entitled to be cast on a particular matter, present in person or represented by proxy, constitutes a quorum as to such matter. Votes cast by proxy or in person at the Annual Meeting will be counted by persons appointed by the Company to act as election inspectors for the meeting.

     The nominee for election as the Class I director at the Annual Meeting who receives the greatest number of votes properly cast for the election of director will be elected as a director.

     The election inspectors will count the total number of votes cast "for" election of the director for purposes of determining whether sufficient affirmative votes have been cast. The election inspectors will count shares represented by proxies that withhold authority to vote for a nominee for election as a director or that reflect abstentions and "broker non-votes" (i.e., shares held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners and
(ii) the broker or nominee does not have the discretionary authority to vote on a particular matter) only as shares that are present and entitled to vote on the matter for purposes of determining a quorum, but neither abstentions nor broker non-votes have any effect on the outcome on voting on the matter.

                              AUDIT MATTERS

     Upon the recommendation of the Audit Committee, the Board of Directors has selected Arthur Andersen LLP, certified public accountants, as auditors for the Company for the fiscal year ending December 31, 1997. Arthur Andersen LLP has served as the Company's independent auditors since 1957. A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions.

                            OTHER INFORMATION

Compliance with Section 16 (A) Filings

     Mr. Albert Rand, president and chief executive officer reported on Form 5 the sale of shares of the Company's common stock during 1996 for which Form 4 was inadvertently not filed.
Stockholder Proposals for Fiscal 1997 Annual Meeting

     Proposals of stockholders submitted for consideration at the next annual meeting of stockholders must be received by the Company no later than November 14, 1997 in order to be considered for inclusion in the Company's proxy materials for that meeting.

Other Business

     The Board of Directors does not know of any business which will be presented to the Annual Meeting other than that referred to in the accompanying notice. If other business properly comes before the Annual Meeting, it is intended that the proxies will be voted in the judgment of the persons voting the proxies unless specific instructions to the contrary are given.



                              By the Order of  the Board of  Directors



                              John R. D. McClintock
                              Clerk

Andover, Massachusetts
March 20, 1997



PROXY
                      DYNAMICS RESEARCH CORPORATION

              Annual Meeting of Stockholders-April 22, 1997

     The undersigned hereby appoints John S. Anderegg, Jr., Douglas R. Potter and John R.D. McClintock, and each of them as proxies, with full power of substitution and re-substitution to each, and hereby authorizes them to represent and to vote as designated on the reverse, at the Annual
Meeting of Stockholders of Dynamics Research Corporation (the "Company") on April 22, 1997 at 3:30 P.M. Boston time, and at any adjournments thereof, all of the shares of the Company which the undersigned would be entitled to vote if personally present.

     The Board of Directors recommends a vote FOR:

     1.  Fixing the number of Directors and  Election of the Class I Director

     FOR nominee listed below, except as indicated.
       Gen. James P. Mullins      WITHHOLD AUTHORITY to vote for
           (USAF, Retired)          nominee listed below.
                ABSTAIN





Account Number     No. of Shares          Proxy No.


     THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS. EVERY PROPERLY SIGNED PROXY WILL BE VOTED AS DIRECTED. UNLESS OTHERWISE DIRECTED, PROXIES
WILL BE VOTED FOR ITEM 1.  IN THEIR DISCRETION, THE PROXIES ARE
AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE
THE MEETING.

                                           Dated........., 1997


                                           ....................
                                                 Signature

                                           ....................
                                                 Signature

               Please mark, date and sign as your name appears hereon and return in the enclosed envelope. If signing as an attorney, executor, administrator, trustee, guardian or other representative capacity, please give your full title as such.